EXHIBIT 99.1

[LOGO OF NTL INCORPORATED]

                                                           FOR IMMEDIATE RELEASE


               NTL COMPLETES ITS ACQUISITION OF THE CABLECOM GROUP

New York,  New York  (March 28,  2000) - NTL  Incorporated  (Nasdaq  and Easdaq:
NTLI), announced today that it had completed its acquisition of the assets of Cablecom Holdings AG from Swisscom AG, Siemens Schweiz AG and VEBA Telecom GmbH. NTL acquired Cablecom for CHF 5.8 billion (approximately $3.5 billion).

NTL financed the transaction from cash on hand, loan facilities and the issuance of $1.85 billion of 5% cumulative preferred stock, series A, to France Telecom and a group of commercial banks.

Commenting on the transaction, Barclay Knapp, President and Chief Executive Officer of NTL, said: "We are delighted to announce the closing of the Cablecom transaction. Cablecom plays the lead role in our Continental European strategy by providing a network at the very heart of the continent. NTL is thrilled to acquire an extremely well managed company, with huge potential for growth from traditional and new broadband services. We look forward to working with the management and staff of Cablecom to successfully deliver NTL's vision of a broadband world."

Cablecom is Switzerland's largest cable operator with 1.38 million subscribers (reflecting a penetration rate of 96% of homes passed in its service areas) and delivers signals via its national fiber backbone to other cable operators who serve a further 300,000 cable homes. Over 90% of television broadcasting in Switzerland is delivered over cable networks. Cablecom has a 53% share of the Swiss cable market and is the major cable operator in 12 of Switzerland's 16 largest cities. Cablecom has been the catalyst for the consolidation of the Swiss cable market and recently launched digital television and high-speed Internet services.

Cablecom also owns SwissOnline, one of the largest ISP's in Switzerland and one of the country's most popular portals with approximately 140,000 customers. Cablecom already has a telecommunications license to provide data (Internet, leased lines and ATM) and value added services throughout Switzerland and it will shortly submit an application to extend the licenses for the provisioning of voice telephony. Cablecom's network is currently being upgraded as part of an investment program going through 2003, with over $250 million spent during the last two years. The network upgrade program will include the completion of a national fiber ring which is expected to cover approximately 75% of Switzerland by the end of 2001 as one of only two national fiber rings in the country.

For information, please contact:

In the U.S.:
John F. Gregg, Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Erik Tamm, Investor Relations
Tel: (212) 906-8440
Or e-mail:  investor-relations@ntli.com

In the UK:
Jeff Wyman, Assistant General Counsel
Aizad Hussain, Director - Corporate Development
Tel:  +44 171 909 2000

Alison Kirkwood
Will Robson
Tel:  +44 1256 752 000